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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2000

RURAL CELLULAR CORPORATION
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-27416	41-1693295
(Commission File Number)	(IRS Employer Identification No.)
3905 Dakota Street S.W., Alexandria, Minnesota	56308
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code  (320) 762-2000

Former Name or Former Address, if Changed Since Last Report

Item 5. Other Events

    Rural Cellular Corporation ("RCC") generates revenue from charges to its customers when they use their cellular phone in other wireless providers' markets ("Incollect Revenue"). Until April 2000, RCC included Incollect Revenue in the roaming revenue line item in its statement of operations. Expense associated with Incollect Revenue, charged by third-party wireless providers, was also included in roaming revenue on a net basis. RCC used this method because, historically, it has passed through to its customers most of the costs related to Incollect Revenue. However, the wireless industry, including RCC, has increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to RCC by other wireless providers may not necessarily be passed through to its customers.

    Beginning April 2000, RCC is including the associated expense from its incollect activity into network cost rather than reducing roaming revenue and is including Incollect Revenue as service revenue rather than increasing roaming revenue. Roaming revenue will only include the revenue from other wireless provider's customers who use RCC's network ("Outcollect Revenue"). This change in presentation has no impact on operating income or EBITDA.

    The following table summarizes certain items from the statements of operations and other key operating data for prior periods reflecting this reclassification.

	Unaudited
	Three months ended					Three months ended March 31, 2000
					Year Ended Dec. 31, 1999
	March 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999
(Reclassified)
Revenues:
Service	$27,716	$31,587	$33,554	$32,504	$125,361	$33,594
Roaming	7,625	9,952	15,845	9,659	43,081	10,310
Equipment	1,272	1,623	2,809	1,595	7,299	2,725

Total revenues	36,613	43,162	52,208	43,758	175,741	46,629
Network costs	9,292	9,381	10,385	9,491	38,549	9,888
Operating income	3,719	8,098	14,096	4,298	30,211	4,321
EBITDA	13,446	18,025	23,991	16,026	71,488	15,521
EBITDA margin	36.7%	41.8%	46.0%	36.6%	40.7%	33.3%
Cellular ARPU:	$55	$62	$71	$58	$62	$57
(As Originally Stated)
Revenues:
Service	$23,642	$26,459	$28,162	$27,720	$105,983	$28,204
Roaming	7,251	10,088	15,971	10,027	43,337	10,705
Equipment	1,272	1,623	2,809	1,595	7,299	2,725

Total revenues	32,165	38,170	46,942	39,342	156,619	41,634
Network costs	4,844	4,389	5,119	5,075	19,427	4,893
Operating income	3,719	8,098	14,096	4,298	30,211	4,321
EBITDA	13,446	18,025	23,991	16,026	71,488	15,521
EBITDA margin	41.8%	47.2%	51.1%	40.7%	45.6%	37.3%
Cellular ARPU:	$47	$54	$63	$51	$54	$49

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 1, 2000	RURAL CELLULAR CORPORATION
/s/ RICHARD P. EKSTRAND Richard P. Ekstrand President and Chief Executive Officer

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SIGNATURES